Exhibit 10.43

OPEN WORLD INC.

AMENDMENT TO CONSULTING AGREEMENT

This Amendment to Consulting Agreement (this “Amendment”) is entered into on the date last set forth on the signature page hereto, by and between Open World Inc., a Cayman Islands exempted company (the “Company”) and Russel McMeekin, an individual (“Consultant”), effective January 1, 2026. Terms used but not otherwise defined shall have the meaning ascribed in the Consulting Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Consultant entered into that certain Consulting Agreement, dated August 1, 2025 (the “Consulting Agreement”), pursuant to which the Consultant agreed to perform services as described in the statement of work attached to the Consulting Agreement as Exhibit A (the “Statement of Work”).

WHEREAS, the Company and the Consultant wish to amend the Consulting Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.       The reference to “Advisor” in the Title section of the Statement of Work is hereby deleted in its entirety and replaced with “Global Corporate President.” The Company acknowledges and agrees that with effect from January 1, 2026, Consultant has been appointed as Global Corporate President of the Company and as an officer of Open World Ltd., a Cayman Islands exempted company and the parent of the Company, with the title “President.”

2.       The Fees section of the Statement of Work is hereby deleted in its entirety and replaced with the following:

“Fees: Effective January 1, 2026, the Company shall pay Consultant consulting fees at an annual rate of $500,000 (the “Base Fee”), payable in accordance with the Company’s customary payroll practices.

Bonus: Effective January 1, 2026, Consultant shall also be eligible to receive an annual performance bonus of up to 100% of the Base Fee (the “Target Bonus”), based on performance goals set by, and actual achievement of any such performance goals determined by, the Board of Directors of the Company (or an authorized committee thereof) in its sole discretion. Any such bonus shall be payable no later than March 15 of the calendar year following the calendar year for which the bonus performance period pertains.”

3.       Section 7.1 of the Consulting Agreement is hereby deleted in its entirety and replaced with the following:

“Term. This Agreement will commence on the Effective Date and will continue unless terminated by either Party with sixty (60) days’ notice, for any reason, with or without Cause. Advisor will be compensated for Services conducted prior to such termination (pro-rated for partial months) and for transition efforts requested by the Company.

Notwithstanding the foregoing, in the event the Consulting Agreement is terminated by the Company without Cause (as defined below) or by Consultant for Good Reason (as defined below), and subject to Consultant’s execution and non-revocation of a general release of claims in a form reasonably acceptable to the Company within sixty (60) days following such termination, the Company shall pay Consultant a severance amount equal to eighteen (18) months of the Base Fee then in effect (the “Severance Amount”), payable in substantially equal monthly installments over the eighteen (18) month period following the date of termination.

For purposes of this Agreement, “Cause” shall mean: (i) Consultant is convicted of, or pleads guilty or nolo contendere to, a felony related to the business of the Company; (ii) Consultant, in carrying out Consultant’s duties, has acted with gross negligence (as such term is construed under the laws of Arizona) or intentional misconduct resulting in material harm to the Company; (iii) Consultant misappropriates Company funds or otherwise defrauds the Company including a material amount of money or property; (iv) Consultant breaches his or her fiduciary duty to the Company resulting in material profit to him or her, directly or indirectly; (v) Consultant materially breaches any agreement with the Company and fails to cure such breach within 10 days of receipt of notice, unless the act is incapable of being cured; (vi) Consultant breaches any confidentiality, non-solicitation or non-competition provision of the Consulting Agreement (as amended) or any ancillary agreement thereto; (vii) Consultant becomes subject to a preliminary or permanent injunction issued by a United States District Court enjoining Consultant from violating any securities law administered or regulated by the Securities and Exchange Commission; (viii) Consultant becomes subject to a cease and desist order or other order issued by the U.S. Securities and Exchange Commission after an opportunity for a hearing; (ix) Consultant refuses to carry out a resolution adopted by the Company’s Board at a meeting in which Consultant was offered a reasonable opportunity to argue that the resolution should not be adopted; or (x) Consultant abuses alcohol or drugs in a manner that interferes with the successful performance of his or her duties.

For purposes of this Agreement, “Good Reason” shall mean: (i) a material diminution in Consultant’s authority, duties or responsibilities; (ii) any other action or inaction that constitutes a material breach by the Company of the Consulting Agreement; or (iii) the relocation of Consultant’s principal workplace by more than 50 miles. Prior to Consultant terminating the Consulting Agreement for Good Reason, Consultant must provide written notice to the Company, within 30 days following Consultant’s initial awareness of the existence of such condition, that such Good Reason exists and setting forth in detail the grounds Consultant believes constitutes Good Reason. If the Company does not cure the condition(s) constituting Good Reason within 30 days following receipt of such notice, then the Consulting Agreement shall be deemed terminated for Good Reason.”

4.       Section 7.2 of the Consulting Agreement (“Termination for Breach”) is hereby deleted in its entirety. For the avoidance of doubt, the termination framework set forth in Section 7.1 (as amended hereby), including the definitions of Cause and Good Reason, shall govern all terminations of the Consulting Agreement.

5.       The Consulting Agreement is hereby amended to add a new Section 7.2 as follows:

“Termination Upon Death or Disability. This Agreement shall automatically terminate upon the death or Disability (as defined below) of Consultant. In the event that Consultant’s engagement is terminated by reason of Consultant’s death or Disability, the Company shall pay the following to Consultant or Consultant’s personal representative or estate, as applicable: (i) any accrued but unpaid fees for Services rendered through the date of termination, pro-rated for any partial period; and (ii) any accrued but unpaid expenses required to be reimbursed under this Agreement. Such payments shall be made at the same times as Consultant would have received them if there was no death or Disability, but in no event later than sixty (60) days following the date of termination.

In the event of Consultant’s death, Consultant’s estate or personal representative shall provide written notice to the Company within thirty (30) days following Consultant’s death. In the event the Company determines that Consultant has incurred a Disability, the Company shall provide written notice to Consultant specifying the basis for such determination. Upon termination due to death or Disability, Consultant (or Consultant’s estate or personal representative) shall promptly return to the Company all Confidential Information, Deliverables, Innovations, and any other Company property in Consultant’s possession or control, in accordance with the Consulting Agreement.

For the avoidance of doubt, termination of this Agreement by reason of Consultant’s death or Disability shall not entitle Consultant (or Consultant’s estate) to the Severance Amount or any other severance payments under this Agreement. The payments set forth above shall be Consultant’s sole compensation upon termination due to death or Disability.

For purposes of this Agreement, “Disability” shall mean (i) Consultant is unable to perform the Services (with or without reasonable accommodation) by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than twelve (12) months; (ii) Consultant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan; or (iii) Consultant is determined to be totally disabled by the Social Security Administration. Any question as to the existence of a Disability shall be determined by the written opinion of Consultant’s regularly attending physician (or his or her guardian) (or the Social Security Administration, where applicable).”

6.       The Consulting Agreement is hereby amended to add a new Section 6(g) as follows:

“D&O Insurance. The Company shall provide, at its expense, directors and officers liability insurance covering Consultant in amounts and for a term consistent with industry standards.”

7.       No Other Changes. The Consulting Agreement and Statement of Work, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.

8.       Governing Law. This Amendment and any controversy arising out of or relating to this Amendment shall be governed by and construed in accordance with the internal laws of the Cayman Islands, without regard to conflicts of law principles thereof that would result in the application of any law other than the law of the Cayman Islands.

9.       Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method (and the parties shall be entitled to rely on any such electronic signature for the purposes of the Electronic Transactions Act (as amended), each of which shall for all purposes be deemed to be an original and all of which shall constitute the same document.

10.       Severability. In the event that any provision of this Amendment becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Amendment shall continue in full force and effect without said provision, provided that no such severability shall be effective if it materially changes the economic benefit of this Amendment to any party.

11.       Modification. This Amendment may not be altered, amended or modified in any way except by written consent of the Company and the Consultant. Waiver of any term or provision of this Amendment or forbearance to enforce any term or provision by any party shall not constitute a waiver as to any subsequent breach or failure of the same term or provision or a waiver of any other term or provision of this Amendment.

12.       Entire Agreement. The Consulting Agreement along with this Amendment constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral.

13.       No Third Party Rights. A person who is not a party to this Amendment shall not have any rights under the Contracts (Rights of Third Parties) Act (as amended) of the Cayman Islands or any other applicable law dealing with rights of third parties to enforce any term of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Consultant have caused this Amendment to be duly executed on the date last written below.

COMPANY:

OPEN WORLD INC.

By:
Name: Matthew Shaw
Title: Director

Date:

CONSULTANT:

Russel McMeekin

Date:

[Signature Page to Amendment to Consulting Agreement]